CONCEPTS DIRECT, INC. TAKES STEPS TO REDUCE EXPENSES

Longmont, Colorado, July 3, 2002 - Concepts Direct, Inc. (NASDAQ:
CDIR) today announced plans to reduce operating costs and expenses, including the reduction of its workforce and reduction of catalog circulation plans.

Concepts Direct decreased its workforce today by approximately 100 people or 27% of its workforce. The across-the-board reduction affected departments throughout Concepts Direct. In addition, the Company has instituted pay cuts for many of its remaining employees, including management.

Phillip A. Wiland said, "We've had to take difficult, but necessary, steps to reposition our company in line with current market conditions. Earlier this year, our forecast was for higher sales growth and positive cash flow from operations beginning in the fourth quarter of 2002. However, our sales have not grown to the level we expected and our costs have risen. We believe that these cost cutting measures are necessary to ease the Company's cash situation in the near-term and will significantly improve the Company's bottom line outlook in the long-term."

About Concepts Direct, Inc.
Concepts Direct is a direct marketing company focused on building and managing customer relationships through its catalogs and internet retailing initiatives. The company sells primarily personalized paper products and a diverse line of merchandise, including gift items, home decorative items, collectibles and apparel. Concepts Direct sells its merchandise primarily via the Colorful Images, Linda Anderson, Snoopy(tm) etc., Linda Anderson's Collectibles, and the Music Stand catalogs. In addition, the company owns and operates numerous web sites, including www.ColorfulImages.com, www.LindaAnderson.com, www.SnoopyStore.com, www.theMusicStand.com and www.NewBargains.com.

Cautionary Statement
This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Company statements that are not historical facts, including statements about the Company's expectations, beliefs, plans and objectives are forward-looking statements and involve various risks and uncertainties, including the risks associated with starting new businesses. Additional discussion of factors that could cause actual results to differ materially from management's expectations, beliefs, plans and objectives is contained in the Company's SEC filings. The Company considers a brand's contribution to be revenue from the brand minus advertising expenses, certain product, delivery, and brand related general and administrative expenses which management believes would be eliminated if the brand was discontinued.

For Further Information Contact

Phillip A. Wiland,                    Cody S. Mcgarraugh,
Chairman & CEO                        Chief Financial Officer
Concepts Direct, Inc.                 Concepts Direct, Inc.
(303)772-9171                         (303)772-9171
pwiland@conceptsdirectinc.com         cmcgarraugh@conceptsdirectinc.com